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                       ANNOUNCES NEW FINANCING ARRANGEMENT


     Indianapolis, Indiana (October 5, 1995) - Consolidated Products, Inc. (NASDAQ/NM:COPI) today announced that it has entered into an agreement to borrow $25,000,000 under a senior note and private shelf agreement. Additionally, the Company extended the maturity date of its $30,000,000 unsecured revolving line of credit by one year to December 31, 1997. The borrowings will be used to finance Steak n Shake's growth plan which calls for the opening of 295 restaurants, including 135 franchised, for the years 1996-2000.

     Thirty-two Steak n Shake restaurants, including 11 franchised, were opened in the fiscal year recently ended on September 27, 1995. With the opening of 32 restaurants, the Company substantially exceeded its ambitious growth plan for fiscal 1995 calling for the opening of 23 Steak n Shake restaurants, including 9 franchised. The Company currently operates 171 Steak n Shake restaurants, including 34 franchised, and 10 Specialty restaurants, primarily Colorado Steakhouses. Fourteen Steak n Shake restaurants, including five franchised, and one Colorado Steakhouse are currently under construction.


Contact:  James W. Bear
          Senior Vice President












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